Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement on Form F-1 of Waton Financial Limited and its subsidiaries (the “Company”) of our report dated September 6, 2024, except for Note 2(r), 2(ae), and 14, as to which the date is October 24, 2024, with respect to our audits of the Company’s consolidated financial statements as of March 31, 2024 and 2023, and for each of the years in the two-year period ended March 31, 2024, which appears in the Prospectus as part of this Registration Statement. Our report contained a paragraph of “Emphasis of Matter” relating to the Company’s significant transactions with its related parties and an explanatory paragraph regarding a restatement of previously issued consolidated financial statements.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP
Irvine, California
November 22, 2024